SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 31, 2003

VIISAGE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or organization)

000-21559	04-3320515
(Commission File Number)	(I.R.S. Employer Identification No.)

30 Porter Road, Littleton, Massachusetts 01460

(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: (978) 952-2200

Item 5.    Other Events

On March 28, 2003, Viisage Technology, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with ZN Vision Technologies AG, a German corporation (“ZN”), and the ZN shareholders (the “Sellers”). Pursuant to the Securities Purchase Agreement, the Sellers agreed to sell, and the Company agreed to purchase (the “Sale”), all of the issued and outstanding shares of capital stock of ZN (the “Shares”). As consideration for the Shares, the Company will pay approximately $13,000 in cash and an aggregate of 6,360,000 shares of common stock of the Company, of which 5,221,454 shares will be issued directly to the Sellers and 1,138,546 shares will be reserved for issuance under ZN’s option plan, which the Company will assume upon the closing of the Sale. The Securities Purchase Agreement also provides that the Sellers will be entitled to nominate one member of the Company’s board of directors (the “ZN Nominee”) and subjects the Sellers to certain volume and price restrictions on their ability to sell the Company common stock received in the transaction for two years.

Following the closing of the Sale, ZN is expected to be a wholly-owned subsidiary of the Company and serve as the base of the Company’s European operations. The Sale is expected to be completed in July 2003. In accordance with Nasdaq rules, the issuance of shares of the Company’s common stock in connection with the Sale must be approved by the Company’s stockholders (the “Requisite Stockholder Approval”). The Company expects to file with the Securities and Exchange Commission (the “SEC”) during the month of April a preliminary proxy statement seeking the Requisite Stockholder Approval. Following review by the SEC, the Company will mail the proxy statement to its stockholders and convene a special meeting of stockholders to obtain the Requisite Stockholder Approval. In connection with the execution of the Securities Purchase Agreement, Lau Technologies, the holder of approximately 31% of the outstanding common stock of the Company, entered into an agreement to vote in favor of the issuance of Company common stock to the Sellers pursuant to the Securities Purchase Agreement and to vote for the ZN Nominee so long as the nominee is not an employee of the Company.

ZN was established in 2000. A venture firm funded the transition of its core technology developed in a university environment to commercial production. ZN’s products were launched in 2001, and its revenues were approximately $850,000 in 2001 and $2,500,000 in 2002.

On March 31, 2003, the Company issued a press release announcing the signing of the Securities Purchase Agreement, a copy of which is included as Exhibit 99.1 to this report.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Business Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Exhibits

99.1 Press Release issued March 31, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIISAGE TECHNOLOGY, INC.

Date: March 31, 2003	By:	/s/ BERNARD C. BAILEY
Bernard C. Bailey President and Chief Executive Officer

Exhibit Index

Exhibit 99.1 Press Release issued March 31, 2003.